CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES C PREFERRED STOCK OF
YASHENG ECO-TRADE CORPORATION

Pursuant to Section 151 of the Delaware
General Corporation Law

I, Gregory Rubin, Chairman of Yasheng Eco-Trade Corporation, a corporation organized and existing under the Delaware General Corporation Law (the “Company”), in accordance with the provisions of Section 151 of such law, DOES HEREBY CERTIFY that at a meeting of the Board of Directors that the following resolutions were adopted:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of Article FOURTH of the Company’s Certificate of Incorporation, as amended, a series of Preferred Stock of the Company be, and hereby is, created, and the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, be, and hereby are, as follows:

                Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as its SERIES C Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 210,087 (which shall not be subject to increase without the consent of a majority of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)).  Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 6 hereof.

                Section 2. Dividends.  Holders shall be not be entitled to receive dividends.

                Section 3. Voting Rights. Except as otherwise provided herein and as otherwise prohibited by law, the Preferred Stock shall have voting rights on a converted basis divided by 10 an as converted basis.

                Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share plus interest of 15% per year and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

                Section 5. Conversion. Each share of Preferred Stock shall be convertible at the election of the holder into one-sixth (1/6) of a share of Common Stock; provided, however, in the event that the Preferred Stock has been outstanding for a period of one year, then it shall be automatically converted into shares of Common Stock in accordance with the aforementioned conversion formula.  For example, if the holder is converting 60,000 shares of Preferred Stock into shares of Common Stock, then the holder shall receive 10,000 shares of Common Stock, which is determined by dividing 60,000 by six.

                Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Closing” means closing of the purchase and sale of the Preferred Stock.

“Closing Date” means the Trading Day when shares of the Preferred Stock are delivered by the applicable parties thereto, and all conditions precedent to (i) the Holders’ obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the shares of Preferred Stock and Warrants have been satisfied or waived.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, no par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Common Stock Outstanding” shall have the meaning set forth in Section 5(c)(vi).

“Conversion Date” shall have the meaning set forth in Section 5.

“Conversion Price” shall have the meaning set forth in Section 5.

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” shall have the meaning given such term in Section 1 hereof.

“Liquidation” shall have the meaning given such term in Section 4.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Principal Market” initially means the Over-the-Counter Bulletin Board and shall also include the American Stock Exchange, NASDAQ Small-Cap Market, the New York Stock Exchange, or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning given such term in Section 5(b).

“Stated Value” shall have the meaning given such term in Section 1.

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

Section 7.  Miscellaneous.

(a) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock.

(b). Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the President of the Corporation addressed to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation.

(c) If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d) All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.

(e) Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation.  The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver must be in writing.

(f) If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(g) Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) RESOLVED, FURTHER, that the Chairman, the president or any vice-president,   and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 27  day of November 2009.

/s/ Gregory Rubin
Name: Gregory Rubin
Title:  Chairman